Exhibit 10.32
RECOMMENDATIONS
It is recommended that effective January 1, 2005, the Speedway SuperAmerica LLC Excess Benefit Plan be amended to provide that, in the event a participant separates from service during the 2005 calendar year, the participant’s 2005 benefit accruals will be automatically canceled and distributed in a lump sum on or prior to December 31, 2005.
It is further recommended that effective January 1, 2006, the Speedway SuperAmerica LLC Excess Benefit Plan be amended to provide that:
•	In the event a participant has not made a distribution election, his or her Excess Retail Sub-Plan Benefit will be distributed as a lump sum; and

•	Participants must commence their Excess Retail Sub-Plan Benefits following separation from service (in accordance with the distribution rules approved by the Plan Administrator) regardless of whether they have commenced benefits under the qualified Retail Sub-Plan.
Reviewed:

Law	Date

Tax	Date

Approved:

/s/ Larry Echelberger

Senior Vice President	Date